EXHIBIT 99.2

KAR Auction Services, Inc.
Q4 and YTD 2016 Supplemental Financial Information
February 21, 2017

KAR Auction Services, Inc.
EBITDA and Adjusted EBITDA Measures
EBITDA and Adjusted EBITDA as presented herein are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as substitutes for net income (loss) or any other performance measures derived in accordance with GAAP.
EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement covenant calculations. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors. In addition, management uses EBITDA and Adjusted EBITDA to evaluate our performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP. These measures may not be comparable to similarly titled measures reported by other companies.

The following tables reconcile EBITDA and Adjusted EBITDA to net income (loss) for the periods presented:

	Three Months Ended December 31, 2016
(Dollars in millions), (Unaudited)	ADESA	IAA		AFC	Corporate	Consolidated

Net income (loss)	$27.9	$29.0		$19.8	$(31.2)	$45.5
Add back:
Income taxes	16.0	16.8		12.2	(18.3)	26.7
Interest expense, net of interest income	(0.2)	—		9.4	28.7	37.9
Depreciation and amortization	27.4	23.5		7.7	6.1	64.7
Intercompany interest	9.3	9.5		(8.7)	(10.1)	—
EBITDA	80.4	78.8		40.4	(24.8)	174.8
Intercompany charges	3.1	—	—	—	(3.1)	—
Non-cash stock-based compensation	1.2	0.7		0.4	1.7	4.0
Loss on extinguishment of debt	—	—		1.4	—	1.4
Acquisition related costs	1.3	—		—	0.1	1.4
Securitization interest	—	—		(7.7)	—	(7.7)
Minority interest	1.1	—		—	—	1.1
Other	0.9	0.7		0.2	(0.3)	1.5
Total addbacks	7.6	1.4		(5.7)	(1.6)	1.7
Adjusted EBITDA	$88.0	$80.2		$34.7	$(26.4)	$176.5

	Three Months Ended December 31, 2015
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$25.1	$23.3	$21.4	$(21.5)	$48.3
Add back:
Income taxes	13.9	11.1	13.4	(11.5)	26.9
Interest expense, net of interest income	(0.3)	—	6.9	17.2	23.8
Depreciation and amortization	22.4	21.7	7.6	4.3	56.0
Intercompany interest	12.1	9.5	(7.9)	(13.7)	—
EBITDA	73.2	65.6	41.4	(25.2)	155.0
Intercompany charges	1.9	0.1	—	(2.0)	—
Non-cash stock-based compensation	0.9	0.3	0.3	1.4	2.9
Acquisition related costs	0.6	—	0.2	0.2	1.0
Securitization interest	—	—	(5.5)	—	(5.5)
Minority interest	0.2	(1.1)	—	—	(0.9)
Other	0.8	0.7	0.3	0.2	2.0
Total addbacks	4.4	—	(4.7)	(0.2)	(0.5)
Adjusted EBITDA	$77.6	$65.6	$36.7	$(25.4)	$154.5

	Year Ended December 31, 2016
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$156.9	$101.1	$88.4	$(124.0)	$222.4
Add back:
Income taxes	92.7	59.3	54.0	(73.1)	132.9
Interest expense, net of interest income	(0.3)	—	34.1	104.6	138.4
Depreciation and amortization	100.0	87.9	31.1	21.6	240.6
Intercompany interest	41.7	37.8	(33.8)	(45.7)	—
EBITDA	391.0	286.1	173.8	(116.6)	734.3
Intercompany charges	10.9	0.3	—	(11.2)	—
Non-cash stock-based compensation	4.6	2.6	1.8	10.1	19.1
Loss on extinguishment of debt	—	—	1.4	4.0	5.4
Acquisition related costs	4.9	0.2	0.1	3.4	8.6
Securitization interest	—	—	(28.0)	—	(28.0)
Minority interest	3.8	—	—	—	3.8
Loss on asset sales	1.6	0.2	—	0.6	2.4
Other	2.7	(0.5)	0.2	(0.1)	2.3
Total addbacks	28.5	2.8	(24.5)	6.8	13.6
Adjusted EBITDA	$419.5	$288.9	$149.3	$(109.8)	$747.9

	Year Ended December 31, 2015
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$109.2	$92.8	$83.2	$(70.6)	$214.6
Add back:
Income taxes	62.3	52.4	51.3	(40.1)	125.9
Interest expense, net of interest income	0.1	—	24.1	66.6	90.8
Depreciation and amortization	86.2	80.8	30.8	15.0	212.8
Intercompany interest	49.7	37.7	(25.3)	(62.1)	—
EBITDA	307.5	263.7	164.1	(91.2)	644.1
Intercompany charges	7.9	0.7	—	(8.6)	—
Non-cash stock-based compensation	3.8	1.1	1.3	6.5	12.7
Acquisition related costs	2.7	0.1	0.2	1.8	4.8
Securitization interest	—	—	(18.7)	—	(18.7)
Minority interest	0.8	(1.4)	—	—	(0.6)
(Gain)/Loss on asset sales	3.6	(0.1)	—	—	3.5
Other	2.3	1.0	0.4	0.3	4.0
Total addbacks	21.1	1.4	(16.8)	—	5.7
Adjusted EBITDA	$328.6	$265.1	$147.3	$(91.2)	$649.8

Certain of our loan covenant calculations utilize financial results for the most recent four consecutive fiscal quarters. The following table reconciles EBITDA and Adjusted EBITDA to net income for the periods presented:

	Three Months Ended				Twelve Months Ended
(Dollars in millions), (Unaudited)	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016	December 31, 2016

Net income (loss)	$60.7	$61.8	$54.4	$45.5	$222.4
Add back:
Income taxes	36.7	37.7	31.8	26.7	132.9
Interest expense, net of interest income	28.7	35.7	36.1	37.9	138.4
Depreciation and amortization	56.4	59.0	60.5	64.7	240.6
EBITDA	182.5	194.2	182.8	174.8	734.3
Non-cash stock-based compensation	5.5	4.9	4.7	4.0	19.1
Loss on extinguishment of debt	4.0	—	—	1.4	5.4
Acquisition related costs	2.6	3.3	1.3	1.4	8.6
Securitization interest	(6.4)	(6.7)	(7.2)	(7.7)	(28.0)
Minority interest	0.6	1.0	1.1	1.1	3.8
(Gain)/Loss on asset sales	0.4	0.4	1.3	0.3	2.4
Other	0.3	—	0.8	1.2	2.3
Total addbacks	7.0	2.9	2.0	1.7	13.6
Adjusted EBITDA	$189.5	$197.1	$184.8	$176.5	$747.9

Segment Results

Impact of Foreign Currency
Changes in currency rates have impacted the reporting of our Canadian operations in U.S. dollars. For the year ended December 31, 2016, fluctuations in the Canadian exchange rate decreased revenue by $11.9 million, operating profit by $4.0 million, net income by $2.3 million and net income per diluted share by $0.02.
ADESA Results

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions)	2016	2015	2016	2015
ADESA revenue	$442.3	$365.9	$1,765.3	$1,427.8
Cost of services*	269.4	221.3	1,036.5	836.9
Gross profit*	172.9	144.6	728.8	590.9
Selling, general and administrative	89.2	69.3	327.0	276.6
Depreciation and amortization	27.4	22.4	100.0	86.2
Operating profit	$56.3	$52.9	$301.8	$228.1

Vehicles sold	700,000	605,000	2,885,000	2,465,000

* Exclusive of depreciation and amortization

Note: Prior to 2016, the gross selling prices for certain vehicles owned and subsequently sold by ADESA were incorrectly netted against cost of services. At December 31, 2016, the gross selling prices of the owned vehicles were included in revenue and costs of services, resulting in an increase to ADESA’s revenue and a corresponding increase in cost of services. For the quarter and year ended December 31, 2016, “ADESA revenue” and “Cost of services” have both been increased by $14.8 million and $60.6 million, respectively. For the quarter and year ended December 31, 2015, “ADESA revenue” and “Cost of services” have both been increased by $13.5 million and $51.0 million, respectively.

Overview of ADESA Results for the Three Months Ended December 31, 2016 and 2015
Revenue
Revenue from ADESA increased $76.4 million, or 21%, to $442.3 million for the three months ended December 31, 2016, compared with $365.9 million for the three months ended December 31, 2015. The increase in revenue was primarily a result of a 16% increase in the number of vehicles sold (4% increase excluding acquisitions), as well as a 5% increase in revenue per vehicle sold. Businesses acquired in the last 12 months accounted for an increase in revenue of $37.4 million.
The increase in volume sold was primarily attributable to a 21% increase in institutional volume (11% increase excluding acquisitions), including vehicles sold on our online only platform, as well as a 7% increase in dealer consignment units sold (7% decrease excluding acquisitions) for the three months ended December 31, 2016 compared with the three months ended December 31, 2015. Online sales volume for ADESA represented approximately 41% of the total vehicles sold in the fourth quarter of 2016 and 2015. "Online sales" includes the following: (i) selling vehicles directly from a dealership or other interim storage location (upstream selling); (ii) online solutions that offer vehicles for sale while in transit to auction locations (midstream selling); (iii) simultaneously broadcasting video and audio of the physical auctions to online bidders (LiveBlock®); and (iv) bulletin-board or real-time online auctions (DealerBlock®). Both the upstream and midstream selling represent online only sales, which accounted for approximately 62% of ADESA's online sales volume. ADESA sold approximately 177,000 and 152,000 vehicles through its online only offerings in the fourth quarter of 2016 and 2015, respectively, of which approximately 88,000 and 80,000 represented vehicle sales to grounding dealers in the fourth quarter of 2016 and 2015, respectively. For the three months ended December 31, 2016, dealer consignment vehicles represented approximately 45% of used vehicles sold at ADESA physical auction locations, compared with approximately 49% for the three months ended December 31, 2015. Vehicles sold at physical auction locations increased 15% (no increase excluding acquisitions) in the fourth quarter of 2016, compared with the fourth quarter of 2015. The used vehicle conversion percentage at North American physical auction locations, calculated as the number of vehicles sold as a percentage of the number of vehicles entered for sale at our ADESA auctions, decreased to 54.7% for the three months ended December 31, 2016, compared with 56.1% for the three months ended December 31, 2015.
Physical auction revenue per vehicle sold increased $31, or 4%, to $801 for the three months ended December 31, 2016, compared with $770 for the three months ended December 31, 2015. Physical auction revenue per vehicle sold includes revenue from seller and buyer auction fees and ancillary and other related services, which includes non-auction services and the sale of purchased vehicles. The increase in physical auction revenue per vehicle sold was primarily attributable to an increase in lower margin ancillary and other related services revenue. Excluding vehicles purchased, physical auction revenue per vehicle would have been $773 and $740 for the three months ended December 31, 2016 and 2015, respectively.
Online only auction revenue per vehicle sold increased $18 to $131 for the three months ended December 31, 2016, compared with $113 for the three months ended December 31, 2015. The increase in online only auction revenue per vehicle sold was attributable to an increase in purchased vehicles associated with the ADESA Assurance Program and an increase in the mix of cars sold in closed sales to non-grounding dealers. Excluding vehicles purchased as part of the ADESA Assurance Program, online only revenue per vehicle would have been $115 and $105 for the three months ended December 31, 2016 and 2015, respectively.
Gross Profit
For the three months ended December 31, 2016, gross profit for ADESA increased $28.3 million, or 20%, to $172.9 million, compared with $144.6 million for the three months ended December 31, 2015. Gross profit for ADESA was 39.1% of revenue for the three months ended December 31, 2016, compared with 39.5% of revenue for the three months ended December 31, 2015. The increase in gross profit for the three months ended December 31, 2016, compared with the three months ended December 31, 2015, was mainly attributable to the 16% increase in the number of vehicles sold. The decrease in gross profit percentage was primarily the result of the increase in cost of services, which was attributable to an increase in lower margin ancillary and other related services.
Selling, General and Administrative
Selling, general and administrative expenses for the ADESA segment increased $19.9 million, or 29%, to $89.2 million for the three months ended December 31, 2016, compared with $69.3 million for the three months ended December 31, 2015, primarily due to increases in selling, general and administrative expenses associated with acquisitions of $8.4 million, bad debt expense of $4.4 million, compensation expense of $2.9 million, information technology costs of $1.2 million, professional fees of $0.7 million and other miscellaneous expenses aggregating $3.7 million, partially offset by a decrease in incentive-based compensation expense of $1.4 million.

Overview of ADESA Results for the Year Ended December 31, 2016 and 2015
Revenue
Revenue from ADESA increased $337.5 million, or 24%, to $1,765.3 million for the year ended December 31, 2016, compared with $1,427.8 million for the year ended December 31, 2015. The increase in revenue was primarily a result of a 17% increase in the number of vehicles sold (9% increase excluding acquisitions), as well as a 6% increase in revenue per vehicle sold. Businesses acquired in 2016 and 2015 accounted for an increase in revenue of $137.1 million. Revenue decreased $8.5 million due to fluctuations in the Canadian exchange rate.
The increase in volume sold was primarily attributable to a 22% increase in institutional volume (16% increase excluding acquisitions), including vehicles sold on our online only platform, as well as a 9% increase in dealer consignment units sold (2% decrease excluding acquisitions) for the year ended December 31, 2016 compared with the year ended December 31, 2015. Online sales volume for ADESA represented approximately 42% of the total vehicles sold in 2016, compared with approximately 40% in 2015. "Online sales" includes the following: (i) selling vehicles directly from a dealership or other interim storage location (upstream selling); (ii) online solutions that offer vehicles for sale while in transit to auction locations (midstream selling); (iii) simultaneously broadcasting video and audio of the physical auctions to online bidders (LiveBlock®); and (iv) bulletin-board or real-time online auctions (DealerBlock®). Upstream and midstream selling represent online only sales, which accounted for approximately 63% of ADESA's online sales volume. ADESA sold approximately 743,000 and 592,000 vehicles through its online only offerings in 2016 and 2015, respectively, of which approximately 385,000 and 352,000 represented vehicle sales to grounding dealers in 2016 and 2015, respectively. For the year ended December 31, 2016, dealer consignment vehicles represented approximately 48% of used vehicles sold at ADESA physical auction locations, compared with approximately 50% for the year ended December 31, 2015. Vehicles sold at physical auction locations increased 14% (4% increase excluding acquisitions)

in 2016, compared with 2015. The used vehicle conversion percentage at North American physical auction locations, calculated as the number of vehicles sold as a percentage of the number of vehicles entered for sale at our ADESA auctions was 58.3% for the years ended December 31, 2016 and 2015.
Physical auction revenue per vehicle sold increased $53, or 7%, to $781 for the year ended December 31, 2016, compared with $728 for the year ended December 31, 2015. Physical auction revenue per vehicle sold includes revenue from seller and buyer auction fees and ancillary and other related services, which includes non-auction services and the sale of purchased vehicles. The increase in physical auction revenue per vehicle sold was primarily attributable to an increase in lower margin ancillary and other related services revenue, including revenue from certain businesses acquired, partially offset by a decrease in physical auction revenue per vehicle sold of $4 due to fluctuations in the Canadian exchange rate. Excluding vehicles purchased, physical auction revenue per vehicle would have been $753 and $701 for the year ended December 31, 2016 and 2015, respectively.
Online only auction revenue per vehicle sold increased $17 to $124 for the year ended December 31, 2016, compared with $107 for the year ended December 31, 2015. The increase in online only auction revenue per vehicle sold was attributable to an increase in purchased vehicles associated with the ADESA Assurance Program and an increase in the mix of cars sold in closed sales to non-grounding dealers, partially offset by a decrease in online only auction revenue per vehicle sold of $1 due to fluctuations in the Canadian exchange rate. Excluding vehicles purchased as part of the ADESA Assurance Program, online only revenue per vehicle would have been $110 and $102 for the year ended December 31, 2016 and 2015, respectively.
Gross Profit
For the year ended December 31, 2016, gross profit for ADESA increased $137.9 million, or 23%, to $728.8 million, compared with $590.9 million for the year ended December 31, 2015. Gross profit for ADESA was 41.3% of revenue for the year ended December 31, 2016, compared with 41.4% of revenue for the year ended December 31, 2015. The increase in gross profit was mainly attributable to the 17% increase in the number of vehicles sold.
Selling, General and Administrative
Selling, general and administrative expenses for the ADESA segment increased $50.4 million, or 18%, to $327.0 million for the year ended December 31, 2016, compared with $276.6 million for the year ended December 31, 2015, primarily due to increases in selling, general and administrative expenses associated with acquisitions of $27.7 million, compensation expense of $11.8 million, bad debt expense of $5.1 million, information technology costs of $3.3 million, professional fees of $1.9 million, benefit-related expenses of $1.6 million, supply and mailing expenses of $1.5 million and other miscellaneous expenses aggregating $3.8 million, partially offset by a decrease in marketing expenses of $3.1 million, a decrease in the loss on disposal of certain assets of $1.7 million and fluctuations in the Canadian exchange rate of $1.5 million.
IAA Results

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions)	2016	2015	2016	2015
IAA revenue	$302.6	$261.6	$1,098.0	$994.4
Cost of services*	198.7	173.0	708.0	633.6
Gross profit*	103.9	88.6	390.0	360.8
Selling, general and administrative	25.3	25.5	104.2	98.1
Depreciation and amortization	23.5	21.7	87.9	80.8
Operating profit	$55.1	$41.4	$197.9	$181.9

Vehicles sold	610,000	517,000	2,184,000	1,970,000
* Exclusive of depreciation and amortization

Overview of IAA Results for the Three Months Ended December 31, 2016 and 2015
Revenue
Revenue from IAA increased $41.0 million, or 16%, to $302.6 million for the three months ended December 31, 2016, compared with $261.6 million for the three months ended December 31, 2015, and included an increase in revenue of $0.2 million from HBC. The increase in revenue was a result of an increase in vehicles sold of approximately 18% (18% increase excluding HBC), partially offset by a decrease in revenue per vehicle sold of approximately 2% for the three months ended December 31, 2016, including a decrease in revenue of $2.7 million due to fluctuations in the U.K. exchange rate. IAA's North American same-store total loss vehicle inventory increased approximately 25% at December 31, 2016, as compared to December 31, 2015, in part related to recent catastrophic events. Vehicles sold under purchase agreements were approximately 6% (5% excluding HBC) and 7% (6% excluding HBC) of total salvage vehicles sold for the three months ended December 31, 2016 and 2015, respectively. Online sales volumes for IAA for the three months ended December 31, 2016 and 2015 represented approximately 60% of the total vehicles sold by IAA.
Gross Profit
For the three months ended December 31, 2016, gross profit at IAA increased to $103.9 million, or 34.3% of revenue, compared with $88.6 million, or 33.9% of revenue, for the three months ended December 31, 2015. The increase in gross profit was mainly attributable to a 16% increase in revenue, partially offset by a 15% increase in cost of services, which included costs associated with purchase contract vehicles and volume growth. Excluding HBC, IAA's gross profit margin was 35.1% and 34.9% for the three months ended December 31, 2016 and 2015, respectively. For the three months ended December 31, 2016 and 2015, HBC had revenue of approximately $12.0 million and $11.8 million, respectively, and cost of services of approximately $10.1 million and $10.5 million, respectively, as the majority of HBC's vehicles are sold under purchase contracts.
Selling, General and Administrative
Selling, general and administrative expenses at IAA decreased $0.2 million, or 1%, to $25.3 million for the three months ended December 31, 2016, compared with $25.5 million for the three months ended December 31, 2015.
Overview of IAA Results for the Year Ended December 31, 2016 and 2015
Revenue
Revenue from IAA increased $103.6 million, or 10%, to $1,098.0 million for the year ended December 31, 2016, compared with $994.4 million for the year ended December 31, 2015, and included an increase in revenue of $25.8 million from HBC (HBC was acquired in June 2015). The increase in revenue was a result of an increase in vehicles sold of approximately 11% (10% excluding HBC) for the year ended December 31, 2016, partially offset by a decrease in revenue of $6.9 million due to fluctuations in the U.K. exchange rate and $2.8 million due to fluctuations in the Canadian exchange rate. Revenue per vehicle sold was consistent year over year. IAA's North American same-store total loss vehicle inventory increased approximately 25% at December 31, 2016, as compared to December 31, 2015, in part related to recent catastrophic events. Vehicles sold under purchase agreements were approximately 7% (5% excluding HBC) and 7% (6% excluding HBC) of total salvage vehicles sold for the year ended December 31, 2016 and 2015, respectively. Online sales volumes for IAA for the years ended December 31, 2016 and 2015 represented approximately 60% of the total vehicles sold by IAA.
Gross Profit
For the year ended December 31, 2016, gross profit at IAA increased to $390.0 million, or 35.5% of revenue, compared with $360.8 million, or 36.3% of revenue, for the year ended December 31, 2015. The increase in gross profit was mainly attributable to a 10% increase in revenue, partially offset by a 12% increase in cost of services, which included costs associated with purchase contract vehicles and volume growth. Excluding HBC, IAA's gross profit margin was 36.7% and 37.0% for the year ended December 31, 2016 and 2015, respectively. For the year ended December 31, 2016 and 2015, HBC had revenue of approximately $51.6 million and $25.8 million, respectively, and cost of services of approximately $45.8 million and $23.5 million, respectively, as the majority of HBC's vehicles are sold under purchase contracts. HBC accounted for a 0.5% decrease in IAA's gross profit margin percentage for the year ended December 31, 2016.

Selling, General and Administrative
Selling, general and administrative expenses at IAA increased $6.1 million, or 6%, to $104.2 million for the year ended December 31, 2016, compared with $98.1 million for the year ended December 31, 2015. The increase in selling, general and administrative expenses was primarily attributable to an increase in expenses at HBC of $1.5 million, increases in stock-based compensation expense of $1.3 million, telecom costs of $1.1 million, bad debt expense of $0.9 million, benefit-related expenses of $0.9 million, non-income based taxes of $0.7 million, employee related expenses of $0.4 million, incentive-based compensation of $0.4 million and other miscellaneous expenses aggregating $1.3 million, partially offset by decreases in professional fees of $1.6 million and travel expenses of $0.8 million.
AFC Results

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions except volumes and per loan amounts)	2016	2015	2016	2015
AFC revenue	$68.8	$68.2	$286.8	$268.4
Cost of services*	20.2	20.0	82.9	78.0
Gross profit*	48.6	48.2	203.9	190.4
Selling, general and administrative	6.8	6.8	28.7	27.8
Depreciation and amortization	7.7	7.6	31.1	30.8
Operating profit	$34.1	$33.8	$144.1	$131.8

Loan transactions	417,000	408,000	1,718,000	1,607,000
Revenue per loan transaction, excluding “Other service revenue”	$145	$150	$148	$150
* Exclusive of depreciation and amortization
Overview of AFC Results for the Three Months Ended December 31, 2016 and 2015
Revenue
For the three months ended December 31, 2016, AFC revenue increased $0.6 million, or 1%, to $68.8 million, compared with $68.2 million for the three months ended December 31, 2015. The increase in revenue was the result of a 2% increase in loan transactions and an increase of 17% in "Other service revenue" generated by PWI, partially offset by a 3% decrease in revenue per loan transaction for the three months ended December 31, 2016. In addition managed receivables increased to $1,792.2 million at December 31, 2016 from $1,641.0 million at December 31, 2015.
Revenue per loan transaction, which includes both loans paid off and loans curtailed, decreased $5, or 3%, primarily as a result of an increase in the provision for credit losses and a decrease in interest and fee income, partially offset by increases in other revenue, average loan values, and average portfolio duration. Revenue per loan transaction excludes "Other service revenue."
The provision for credit losses has increased to 2.6% from 1.4% of the average managed receivables for the three months ended December 31, 2016 compared with the three months ended December 31, 2015. The provision for credit losses was 1.8% of the average managed receivables for the year ended December 31, 2016. In the current credit environment, the provision for credit losses is expected to be approximately 1.75% to 2.25%, annually, of the average managed receivables balance. However, the actual losses in any particular quarter could deviate from this range.
Gross Profit
For the three months ended December 31, 2016, gross profit for the AFC segment increased $0.4 million to $48.6 million, or 70.6% of revenue, compared with $48.2 million, or 70.7% of revenue, for the three months ended December 31, 2015. The floorplan lending business gross profit margin percentage decreased from 77.3% to 76.8% as a result of lower revenue per loan transaction. The gross profit margin percentage in the warranty service contract business improved.

Selling, General and Administrative
Selling, general and administrative expenses at AFC remained consistent year over year at $6.8 million for the three months ended December 31, 2016 and 2015. Stock-based compensation expense and information technology costs both increased $0.2 million, offset by a decrease in incentive-based compensation of $0.4 million.
Overview of AFC Results for the Year Ended December 31, 2016 and 2015
Revenue
For the year ended December 31, 2016, AFC revenue increased $18.4 million, or 7%, to $286.8 million, compared with $268.4 million for the year ended December 31, 2015. The increase in revenue was the result of a 7% increase in loan transactions and an increase of 15% in "Other service revenue" generated by PWI, partially offset by an increase in the provision for credit losses to 1.8% of the average managed receivables for the year ended December 31, 2016. The increase in revenue and decrease in revenue per loan transaction included the impact of a decrease in revenue of $0.6 million due to fluctuations in the Canadian exchange rate. In addition, managed receivables increased to $1,792.2 million at December 31, 2016 from $1,641.0 million at December 31, 2015.
Revenue per loan transaction, which includes both loans paid off and loans curtailed, decreased $2, or 1%, primarily as a result of an increase in the provision for credit losses, a decrease in floorplan fee income per unit and a decrease in interest yield, partially offset by increases in average loan values, other revenue and average portfolio duration. Revenue per loan transaction excludes "Other service revenue."
The provision for credit losses has increased to 1.8% from 1.1% of the average managed receivables for the year ended December 31, 2016 compared with the year ended December 31, 2015. In the current credit environment, the provision for credit losses is expected to be approximately 1.75% to 2.25%, annually, of the average managed receivables balance. However, the actual losses in any particular quarter could deviate from this range.
Gross Profit
For the year ended December 31, 2016, gross profit for the AFC segment increased $13.5 million, or 7%, to $203.9 million, or 71.1% of revenue, compared with $190.4 million, or 70.9% of revenue, for the year ended December 31, 2015, primarily as a result of a 7% increase in revenue, partially offset by a 6% increase in cost of services. The floorplan lending business gross profit margin percentage increased from 77.5% to 77.7%. The gross profit margin percentage in the warranty service contract business also improved.
Selling, General and Administrative
Selling, general and administrative expenses at AFC increased $0.9 million, or 3%, to $28.7 million for the year ended December 31, 2016, compared with $27.8 million for the year ended December 31, 2015. The increase was primarily attributable to increases in stock-based compensation expense of $0.7 million, information technology costs of $0.7 million and other miscellaneous expenses aggregating $0.5 million, partially offset by a decrease in incentive-based compensation of $0.6 million and a decrease in selling, general and administrative costs at PWI of $0.4 million.

LIQUIDITY AND CAPITAL RESOURCES
The company believes that the significant indicators of liquidity for its business are cash on hand, cash flow from operations, working capital and amounts available under its Credit Facility. The company's principal sources of liquidity consist of cash generated by operations and borrowings under its revolving credit facility.

(Dollars in millions)	December 31, 2016	December 31, 2015
Cash and cash equivalents	$201.8	$155.0
Restricted cash	17.9	16.2
Working capital	506.2	232.2
Amounts available under Credit Facility*	219.5	110.0
Cash flow from operations for the year ended	360.8	475.0
* KAR Auction Services, Inc. has a $300 million revolving line of credit as part of the company's Credit Agreement. There were related outstanding letters of credit totaling approximately $29.7 million and $28.0 million at December 31, 2016 and December 31, 2015, respectively, which reduced the amount available for borrowings under the revolving credit facility.
We regularly evaluate alternatives for our capital structure and liquidity given our expected cash flows, growth and operating capital requirements as well as capital market conditions. For the year ended December 31, 2016, the company used cash of $155.1 million to purchase property, plant, equipment and computer software.

Summary of Cash Flows

	Year Ended December 31,
(Dollars in millions)	2016	2015
Net cash provided by (used by):
Operating activities	$360.8	$475.0
Investing activities	(765.3)	(547.6)
Financing activities	453.2	94.5
Effect of exchange rate on cash	(1.9)	(19.8)
Net increase in cash and cash equivalents	$46.8	$2.1
Cash flow from operating activities was $360.8 million for the year ended December 31, 2016, compared with $475.0 million for the year ended December 31, 2015. The decrease in operating cash flow was primarily attributable to changes in operating assets and liabilities as a result of the timing of collections and the disbursement of funds to consignors for auctions held near period-ends, partially offset by a net increase in non-cash adjustments to net income and increased profitability.
Net cash used by investing activities was $765.3 million for the year ended December 31, 2016, compared with $547.6 million for the year ended December 31, 2015. The increase in net cash used by investing activities was primarily attributable to:

•	an increase in cash used for acquisitions of approximately $314.0 million; and

•	an increase in capital expenditures of approximately $20.4 million;
partially offset by:

•	a decrease in the additional finance receivables held for investment of approximately $119.5 million.
Net cash provided by financing activities was $453.2 million for the year ended December 31, 2016, compared with $94.5 million for the year ended December 31, 2015. The increase in net cash from financing activities was primarily attributable to:

•	the debt refinancing and payment activities in the first quarter of 2016, for which the Company received approximately $558.9 million of cash after the repayment and rollover of debt; and

•	a $147.2 million decrease in cash used for the repurchase and retirement of common stock;
partially offset by:

•	a decrease in the additional obligations collateralized by finance receivables of approximately $253.0 million; and

•	an increase in payments for debt issuance costs of $21.9 million.
Acquisitions

The aggregate purchase price for the businesses acquired in 2016, net of cash acquired, was approximately $433.4 million, which included estimated contingent payments with a fair value of $1.3 million. The maximum amount of undiscounted contingent payments related to these acquisitions was approximately $1.5 million. The purchase price for the acquired businesses was allocated to acquired assets and liabilities based upon fair values, including $136.8 million to intangible assets, representing the fair value of acquired customer relationships of $129.8 million, software of $4.9 million, tradenames of $1.8 million and non-competes of $0.3 million, which are being amortized over their expected useful lives. The purchase accounting associated with these acquisitions is preliminary, subject to determination of working capital adjustments and a final valuation of intangibles related to the acquisition of Flint Auto Auction. The Company does not expect adjustments to the purchase accounting will be material. The acquisitions resulted in aggregate goodwill of $269.6 million. The goodwill is recorded in the ADESA Auctions and AFC reportable segments. The financial impact of these acquisitions, including pro forma financial results, was immaterial to the Company’s consolidated results for the year ended December 31, 2016.

Non-GAAP Financial Measures

The company provides the following non-GAAP measures on a forward-looking basis: Adjusted EBITDA, free cash flow and operating adjusted net income per share. Management believes that these measures provide investors additional meaningful methods to evaluate certain aspects of the company’s results period over period and for the other reasons set forth previously.

Earnings guidance also does not contemplate future items such as business development activities, strategic developments (such as restructurings or dispositions of assets or investments), significant expenses related to litigation and changes in applicable laws and regulations (including significant accounting and tax matters). The timing and amounts of these items are highly variable, difficult to predict, and of a potential size that could have a substantial impact on the company’s reported results for any given period. Prospective quantification of these items is generally not practicable. Forward-looking non-GAAP guidance excludes amortization expenses associated with acquired intangible assets, as well as one-time charges, net of taxes.